Exhibit 10.57
ASSET PURCHASE AGREEMENT
between
ET LABS, INC.
and
ETSEC., INC.
and
PROXYMED LAB SERVICES, LLC.
and
PROXYMED, INC.

TABLE OF CONTENTS
Page

1. Purchase and Sale of Assets	1
1.1 Included Assets	1
1.2 Excluded Assets	2
1.3 Seller’s Liabilities	2

2. Amount and Allocation of Purchase Price	4
2.1 Purchase Price	4
2.2 Other Adjustments	4
2.3 Consistent Tax Reporting	5

3. Right of Entry and Inspection	5

4. Closing	5

5. Conditions of Closing	5
5.1 Consents	5
5.2 Representations and Warranties True as of the Closing Date	5
5.3 Material Adverse Changes	5

6. Condition of Tangible Assets at Closing	5

7. Closing Transactions	6
7.1 Seller	6
7.2 Buyer	6

8. Transaction-Related Taxes and Costs	7

9. Conduct of Business and Transactions Prior to Closing	7
9.1 Operations	7
9.2 Contracts	7
9.3 Insurance	7
9.4 Adverse Changes	7
9.5 Encumbrances	7
9.6 Marketing	7

10. Post-Closing Obligations	7
10.1 Accounts Receivable	7
10.2 Post-Closing Customer Contracts	8

11. Representations and Warranties	8
11.1 Representations and Warranties of Seller and ProxyMed	8
11.1.1 Power; Authorization; Enforceable Obligations	8
11.1.2 Organization; Corporate Existence; Good Standing	8
11.1.3 Financial Statements	8

11.1.4 No Adverse Changes	8
11.1.5 Taxes	9
11.1.6 Broker’s and Finder’s Fee	9
11.1.7 Title to Assets	9
11.1.8 Property, Equipment and Operations	10
11.1.9 Insurance	11
11.1.10 Contracts	11
11.1.11 Compliance with Law, Governmental and Industrial Approvals	1
11.1.12 Employees	1
11.1.13 No Violation	1
11.1.14 Litigation	1
11.1.15 Creditors	1
11.1.16 Accounts Receivable	1
11.1.17 Intellectual Property	1
11.1.18 Completeness of Disclosure	1
11.2 Representation and Warranties of Buyer	15
11.2.1 Power; Authorization; Enforceable Obligations	15
11.2.2 Organization; Existence and Good Standing	15
11.2.3 No Violation	15
11.2.4 Litigation	15
11.2.5 Broker’s or Finder’s Fee	15
11.2.6 No Default	15

12. Indemnification	16
12.1 Indemnification, General	16
12.2 Survival of Representations and Warranties and Indemnification Obligation	16
12.3 Claims	17
12.4 Request for Indemnification	17
12.5 Payment by Indemnifying Party	17

13. Miscellaneous	17
13.1 Entire Agreement	17
13.2 Benefit and Obligations	18
13.3 Governing Law	18
13.4 Counterparts	18
13.5 Survival	18
13.6 Waiver	18
13.7 Further Instruments	18
13.8 Payments and Notices	18
13.9 Costs and Attorneys’ Fees	18
13.10 Publicity	19
 ii

EXHIBITS

1.1(i)	Equipment
1.1(ii)	Inventory
1.1(iii)	Copyrights, Trademarks and Patents
1.1(iv)	Customer Contracts
1.1(vi)	Other Contracts
1.1(vii)	Non-Competition Agreement
1.1(viii)	Accounts Receivable
1.2	Additional Excluded Assets
1.3(a)	Accounts Payable
1.3(b)	Excluded Liabilities
7.1.1	Bill of Sale
7.1.11	Closing Certificate of Seller
7.2.1	Closing Certificate of Buyer
11.1.1	Consents Required
11.1.3	Financial Statements of Seller
11.1.4	Adverse Changes
11.1.7	Title Exceptions and Leases
11.1.10	Contracts
11.1.12	Employees
11.1.14	Litigation

ASSET PURCHASE AGREEMENT
     This ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of the 22nd day of May, 2008 by and among ET Labs, Inc., a Delaware corporation (the “Buyer”), ETSec., Inc., a Delaware corporation (“ET Sec” and, together with the Buyer, the “Buying Parties”), ProxyMed Lab Services, LLC, a Delaware limited liability company (the “Seller”), and ProxyMed, Inc., a Florida corporation (“ProxyMed” and, together with Seller, the “Selling Parties”).
BACKGROUND:
     Seller is engaged in the business (the “Business”) of providing medical laboratory communications solutions and products, including printing technology which is integrated into printers installed in physician offices and the support, maintenance and monitoring of such printers; “Pilot” lab report transfer device, and support thereof; and “Fleet Management System” online printer monitoring program. Seller operates its Business from a leased facility located at 2533 Centennial Boulevard, Suite B, Jeffersonville, IN 47130 (the “Leased Premises”);
     Seller desires to sell, and Buyer desires to purchase, substantially all of the assets used in the Business, in accordance with and subject to the terms and conditions set forth below. ProxyMed is the sole owner of the capital stock of Seller.
     NOW, THEREFORE, in consideration of the mutual covenants and upon the terms and subject to the conditions set forth herein, Buyer and Seller and ProxyMed agree as follows:
     1. Purchase and Sale of Assets.
          1.1 Included Assets All assets being purchased and sold pursuant to this Agreement as set forth below are referred to collectively as the “Assets”. Subject to the terms and conditions hereto, Buyer shall purchase from Seller, and Seller shall sell, assign, transfer, convey and deliver to Buyer, all Assets of the Business, wherever located, free and clear of all liabilities, liens, encumbrances, financing statements, security interests, obligations, mortgages and claims of any kind, which shall include but not be limited to:
               (i) All furniture, equipment, machinery, fixtures, computer software, office supplies and leasehold improvements owned by Seller on the date hereof or used by Seller in the conduct of the Business (referred to collectively as the “Equipment”), including without limitation, those items set forth on Exhibit 1.1(i) attached hereto.
               (ii) The Inventories and supplies of Seller relating to the Business (the “Inventory”), as well as the marketing and sales literature of Seller, listed on Exhibit 1.1(ii) (the Equipment and the Inventory is referred to as the “Tangible Assets”).
               (iii) Seller’s goodwill, customer lists, and other intangible assets related to the Business (collectively referred to as the “Intangible Assets”), including, without limitation, the following: (a) all of Seller’s rights to its telephone numbers; (b) all of Seller’s rights or choses in action arising out of occurrences before or after the “Closing Date” (as defined in Section 4 hereof), including all rights under express or implied warranties relating to the Assets;

(c) all registered and unregistered trade names, logos, trade secrets, patents, copyrights used, developed or in the process of being developed by Seller that are related to the Business except for the names “MedAvant Lab Services,” “ProxyMed Lab Services” and any other name that references “MedAvant” or “ProxyMed” which names shall be retained by the Selling Parties; and (d) all of Seller’s information, files, records and data related to its business. Seller and Buyer shall enter into a transition services agreement that, among other things, allows Buyer to use the name “MedAvant Lab Services” for 90 days. Claimed, pending or registered copyrights (that do not use the name “MedAvant” or “ProxyMed”), trademarks (that do not use the name “MedAvant” or “ProxyMed”) and patents are set forth in Exhibit 1.1(iii).
               (iv) All of Seller’s rights under the service and/or sales contracts and agreements listed on Exhibit 1.1(iv) attached hereto (the “Customer Contracts”).
               (v) Any contract, agreement, order, commitment or similar arrangement with any customer, and/or supplier, employee, consultant or any other person to which Seller is a party and which is used in the operation of the Business.
               (vi) All rights under and title in and to all contracts, agreements and arrangements (other than the real estate lease and the lease of furnishings, fixtures and equipment related thereto) in the conduct of the Business and including without limitation all contracts, agreements, arrangements and leases set forth on Exhibit 1.1(vi) (collectively referred to as the “Other Contracts”).
               (vii) Covenants of Seller and ProxyMed that, as more fully described in the Non-Competition Agreement attached hereto as Exhibit 1.1(vii), neither Seller nor ProxyMed will (a) compete with the Business anywhere in the world for a period of five (5) years from the date hereof, or (b) solicit any employees or customers of Buyer for a competing business for a period of five (5) years from the date hereof, (the covenants set forth in this Section 1.1(vii) and in the Non-Competition Agreement are collectively referred to as the “Covenants”).
               (viii) All accounts receivable and other rights to payment from customers of Seller set forth on Exhibit 1.1(viii) (the “Accounts Receivable”).
          1.2 Excluded Assets. Notwithstanding the foregoing, Buyer shall not purchase from Seller, and Seller shall not sell to Buyer, (i) the certificate of incorporation, minute book and other records having to do with the corporate organization of Seller and the tax returns of Seller; (ii) the rights that accrue or will accrue to Seller under this Agreement; (iii) the assets and rights of Seller relating to any employee benefit plans of Seller; (iv) any cash, cash equivalents, certificates of deposit, checks and marketable securities; (v) any checks deposited for collection prior to Closing; (vi) the general books of account and books of original entry that comprise Seller’s permanent accounting or tax records; (vii) all rights, causes of action and claims arising out of any of the assets described in this Section 1.2, (viii) the assets listed on Exhibit 1.2; and (ix) the rights to the name “MedAvant” and “ProxyMed.”
          1.3 Seller’s Liabilities. At the Closing, Buyer shall assume and agree to perform all of Seller’s contractual duties becoming due or required to be performed after the Closing Date under (i) the Customer Contracts, (ii) the Other Contracts; and (iii) the payables listed on Exhibit 1.3(a) (the “Accounts Payable”) (collectively, the “Assumed Liabilities”). Buyer shall not assume those liabilities listed on Exhibit 1.3(b) (“Excluded Liabilities”). It is further understood Buyer shall not be responsible for any of the following liabilities:
                    (a) any indebtedness of Seller for borrowed money;
                    (b) any tax liability of Seller;
                    (c) any liability arising out of any contract or agreement, other than obligations arising after Closing under the Assumed Liabilities in the ordinary course of business;
                    (d) any liability arising from breach or violation of any contract or permit or other obligation or legal duty (including, without limitation, any tort committed or alleged to have been committed by Seller) or any violation of any law, regulation or governmental order occurring or in existence on or prior to the Closing Date, or arising from any breach or violations of any contract which results from the transactions contemplated by this Agreement;
                    (e) any liability constituting benefit liabilities, including, without limitation, severance or termination costs incurred by Seller in connection with its employees under contracts, policies, unemployment or other applicable laws or otherwise;
                    (f) any liability arising from any environmental risk, contamination, condition, discharge or disposal occurring or in existence on or prior to the Closing Date, whenever and by whomever generated, whether or not in compliance with applicable laws;
                    (g) any liability of Seller which any Person seeks to impose upon Buyer or the Business by virtue of any theory of successor liability, including, without limitation, liabilities relating to environmental matters, employee benefit plans, taxes and labor and employment matters, employees injured at work;
                    (h) any liability pertaining to the products and/or services of Seller sold or performed on or prior to the Closing Date that is not considered covered under product warranties that are being assumed by Buyer nor covered under Seller’s service contracts that are being assumed by Buyer, whether such obligations, liabilities or claims are in existence now or on the Closing Date or arise hereafter or thereafter, and whether or not any such obligations, liabilities or claims are presently known or discoverable by Seller or Buyer;
                    (i) any legal, accounting, appraisal or other fees, costs or expenses of Seller in connection with the transactions contemplated by this Agreement;
                    (j) any liability in connection with, or pursuant to, any lawsuits or other contingent liabilities of the Business, whether or not disclosed to Buyer;

                    (k) any liability with respect to hazards to health or safety arising from the operation of the Business on or prior to the Closing Date, including, without limitation, hazards of occupational injury or disease;
                    (l) any liability for the payment for all outstanding checks issued by Seller which are outstanding as of the Closing Date; or
                    (m) any liability under Seller’s lease for the Leased Premises except for the liability of the lease described in Section 7.2.3.
     Seller hereby agrees to (1) retain and be solely responsible for each of the Excluded Liabilities and (2) indemnify and hold Buyer harmless from and against each of the Excluded Liabilities. All sales and use taxes resulting from the consummation of the transactions contemplated hereby shall be borne by Seller, and the parties shall cooperate in obtaining all exemptions from such sales and use taxes.
     2. Amount and Allocation of Purchase Price.
          2.1 Purchase Price. Subject to the adjustments set forth in Section 2.2, the purchase price to be paid by Buyer to Seller for the Assets shall be $2,122,000.
          2.2 Other Adjustments. At Closing, adjustments to the purchase price to be paid by Buyer to Seller shall be made for the following:
               (i) An increase for the amount by which Accounts Receivable less than 90 days exceed Payables which are assumed by Buyer.
               (ii) An increase for amounts prepaid by Seller to suppliers of goods and services to be delivered under contracts after the Closing Date;
               (iii) A decrease for accrued obligations of Seller for paid time off and any other benefits unsatisfied as of the Closing Date and due to any employee of Seller continuing as an employee of Buyer;
               (iv) An increase for prepaid insurance premiums on insurance covering any of the Assets or Seller’s Business being acquired hereunder, but only with respect to policies which Buyer expressly assumes under this Agreement, if any;
               (v) A decrease in an amount equal to all customer deposits and prepayments collected by Seller, including service contracts, that have not, as of the Closing Date, either (a) been returned to the customer, (b) been properly applied against an outstanding bill due by the customer to Seller and for which due notice of such notice, evidenced in writing, shall have been given to the customer by Seller, or (c) been recognized as income under the Company’s accounting principles;
               (vi) A decrease for Seller’s estimated remaining warranty service obligations as calculated by Seller based upon Seller’s past business experience; and

               (vii) Any other adjustment provided for elsewhere in this Agreement.
     2.3 Consistent Tax Reporting. The parties hereby covenant that the parties shall agree upon the allocation of the purchase price among the Assets for tax purposes within 30 days after the Closing, that such allocation agreement shall be binding on the parties, and the parties shall file their respective tax returns (including the statement required by Section 1060 of the Internal Revenue Code of 1986, as amended) in accordance with such allocations and shall not take any position inconsistent with the allocations. Furthermore, the parties acknowledge, represent and warrant that such allocations of the purchase price reflect the realities of the transaction and the true relative values of the assets being acquired by Buyer and agree that they be, and are hereby, estopped from deviating or attempting to deviate from such allocation.
     3. Right of Entry and Inspection. In addition to any other rights and privileges granted to Buyer in this Agreement, Seller grants Buyer the right to have its representatives present at Seller’s business locations at any reasonable time prior to closing for the purpose of making surveys and inspections which Buyer may deem necessary as long as Buyer provides Seller reasonable advance notice.
     4. Closing. Closing shall take place on or about June 27, 2008 (the “Closing Date”), but not more than forty (40) days from the date of this Agreement at 10:00 a.m. at the offices of Foley & Lardner LLP, Jacksonville, FL.
     5. Conditions of Closing.
          5.1 Consents. Seller or Buyer shall have obtained the written consent of Quest Diagnostics and Pitney Bowes to the assignment by Seller to Buyer of the respective Contracts with such parties. Seller shall have obtained the consent of its lender, Laurus Master Fund, Ltd., within ten days after the date of this Agreement.
          5.2 Representations and Warranties True as of the Closing Date. The representations and warranties of Seller contained in this Agreement or in any Schedule or Exhibit thereto or in any document delivered by Seller to Buyer pursuant to the provisions hereof shall have been true on the date made without regard to any updates furnished by Seller after the date hereof and shall be true on the Closing Date with the same effect as though such representations and warranties were made as of such date and Seller shall have performed and observed all covenants and agreements required to be performed and observed between the date hereof and the Closing Date; and if such is not the case, Buyer shall have the option to cancel this Agreement by so notifying Seller.
          5.3 Material Adverse Changes. If, on or before the Closing Date, the Assets, the Business, or prospects of the Business have been or have been threatened to be materially adversely affected in any way as a result of any event or occurrence, Buyer may cancel this Agreement by so notifying Seller, in which event no party shall have any further liability or obligation to the other hereunder.
     6. Condition of Tangible Assets at Closing. Seller shall transfer the Tangible Assets to Buyer in working condition and in no worse condition than their present condition, except for normal wear caused by reasonable use between the date hereof and the Closing Date.

     7. Closing Transactions.
          7.1 Seller. At Closing, Seller shall deliver to Buyer the following:
               7.1.1 A fully-executed Bill of Sale and Assignment transferring ownership of the Assets to Buyer in the form of Exhibit 7.1.1 attached hereto;
               7.1.2 Good standing certificates for Seller and ProxyMed issued by the Secretary of State or other appropriate official of the respective jurisdiction of formation, dated not more than twenty (20) days prior to the Closing Date.
               7.1.3 Copies of the resolutions adopted by the Board of Directors of Seller and by the shareholder of Seller authorizing the execution and delivery of this Agreement and the carrying out of the transactions contemplated herein, duly certified by the Secretary of Seller;
               7.1.4 A true and complete list of all Inventory, as of the Closing Date;
               7.1.5 A true and complete list of all deposits and other prepaid monies, if any, received by Seller after the date hereof for services or goods to be provided by Seller on or after the Closing Date, and true and current original copies of all related contracts and agreements;
               7.1.6 A true and complete list of the names, addresses, and telephone numbers of all of Seller’s suppliers and contractors;
               7.1.7 A true and complete list of the names, addresses and telephone numbers of all Seller’s customers;
               7.1.8 A true and complete list of all contracts and agreements Seller entered into after the date hereof that extend beyond the Closing Date;
               7.1.9 True and complete copies of all written Customer Contracts and Other Contracts that Buyer is assuming pursuant to this Agreement;
               7.1.10 The fully executed Non-Competition Agreement of Seller and ProxyMed; and
               7.1.11 Seller’s certificate, in the form of Exhibit 7.1.11 attached hereto, as to the validity and binding nature of this Agreement, and the due observance or performance by Seller and Stockholder of every agreement and covenant of Seller and ProxyMed hereunder.
          7.2 Buyer. At Closing, Buyer shall deliver to Seller the following:
               7.2.1 Buyers’ certificate as to the validity and binding nature of this Agreement, in the form of Exhibit 7.2.1 attached hereto;
               7.2.2 A fully executed Assumption Agreement evidencing the assumption by the Buyer of the Assumed Liabilities;
               7.2.3 Buyer’s sublease for that portion of the Leased Premises that includes the space to be used by Buyer; and
               7.2.4 The purchase price by wire transfer.
     8. Transaction-Related Taxes and Costs. Buyer shall bear the cost and pay the sales, transfer, and/or other similar taxes, if any, which may be imposed or are payable on or in connection with the transfer of Assets pursuant to this Agreement, if any, which may be imposed or are payable on or in connection with the transfer of Assets pursuant to this Agreement.
     9. Conduct of Business and Transactions Prior to Closing. Between the date hereof and the Closing Date (the “Pre-Closing Period”):
          9.1 Operations. Seller shall continue to operate Seller’s business in the normal course of business in the same manner as it has been operated heretofore and in compliance with all federal, state, and local laws and regulations. All expenses, costs, and liabilities incurred by Seller through the Pre-Closing Period shall be the responsibility of and be borne solely by Seller.
          9.2 Contracts. Seller shall not, without the written consent of Buyer, enter into any contracts or agreements related to its business operations that are to be performed after the Closing Date that are not in the normal course of business.
          9.3 Insurance. Seller shall maintain all of its insurance policies in full force and effect through the Pre-Closing Period.
          9.4 Adverse Changes. Seller shall immediately inform Buyer of (a) all matters which are materially adverse to the business operations and activities of Seller, and (b) any representation made in this Agreement becoming untrue, incomplete or misleading.
          9.5 Encumbrances. Seller shall not, without the prior written consent of Buyer, mortgage, pledge or otherwise subject to lien, charge or other encumbrance any of the Assets, or sell, transfer, assign, convey, lease, or otherwise dispose of or agree to dispose of any of the Assets.
          9.6 Marketing. Seller shall maintain any marketing activities regularly conducted heretofore.
     10. Post-Closing Obligations.
          10.1 Accounts Receivable. If Seller receives payment on an account receivable from a customer after the Closing, Seller shall within three weeks remit the amount received to Buyer.

          10.2 Post-Closing Customer Contracts. Neither Seller nor ProxyMed shall have any contact with any of Seller’s customers regarding the Business after the Closing and shall not attempt to collect any amounts due for services provided by Seller prior to Closing.
     11. Representations and Warranties.
          11.1 Representations and Warranties of Seller and ProxyMed. As a material inducement to Buyer to enter into this Agreement and with the intention of causing Buyer to rely thereon, Seller and ProxyMed jointly and severally hereby make the following representations and warranties as of the date hereof, and all such representations and warranties shall continue to be true and correct at and as of the Closing Date as if made at such time:
               11.1.1 Power; Authorization; Enforceable Obligations. Seller has the full power, authority and legal right to execute, deliver and perform this Agreement and the Noncompetition Agreement (the “Transaction Agreements”). The execution, delivery and performance of the Transaction Agreements by Seller have been authorized by all necessary corporate action. This Agreement has been, and the other Transaction Agreements and the instruments of transfer, assignment and conveyance executed and delivered on behalf of Seller at the Closing will be, duly executed and delivered by a duly authorized officer of Seller, and this Agreement constitutes, and the other Transaction Agreements and such instruments when executed and delivered will constitute, legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms. No consent of any third party, except for those disclosed on Exhibit 11.1.1 hereto, is required for Seller to enter into the Transaction Agreements or to consummate the transactions contemplated thereby.
               11.1.2 Organization; Corporate Existence; Good Standing. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, with full power and authority to carry on its Business in any state in which Seller owns assets or conducts business as it has been conducted, and to own, lease or operate the property used in connection therewith.
               11.1.3 Financial Statements. Attached hereto as Exhibit 11.1.3 are the financial statements of Seller as at and for the 12-month periods ended December 31, 2005, December 31, 2006 and December 31, 2007, respectively, and for the four months ended April 30, 2008 (the “Financial Statements”). The Financial Statements are accurate, complete and in accordance with the books and records of Seller and present fairly the matters disclosed therein as of the dates and for the periods indicated.
               11.1.4 No Adverse Changes. Except as disclosed on Exhibit 11.1.4 hereto, from January 1, 2008, through the date hereof, neither Seller nor the Business has:
                    (a) sold, assigned or transferred any material portion of its assets or properties used in or relating to the Business, except inventory sold in the ordinary course of its business consistent with past practice;
                    (b) made or suffered any amendment or termination of any material contract, commitment, lease or agreement relating to the Business to which it is a party or by which it is bound, whether oral or written, express or implied;

                    (c) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the Business or its operations, assets, properties, prospects or financial condition;
                    (d) suffered any material adverse change in the Business or in its operations, assets, properties, prospects or financial condition, or received notice or had knowledge of any event or condition (other than events or conditions affecting the economy or the industry as a whole) that has had or, to the knowledge of Seller, might have an adverse effect on the Business or its operations, assets, properties, prospects or financial condition; or
                    (e) entered into any transaction, other than in the ordinary course of its business consistent with past practice, relating to the Business with any of its affiliates.
               11.1.5 Taxes. All payroll, sales and any other taxes required by law to be withheld or collected in respect of the Business have been withheld or collected and have been paid over to the proper governmental authorities or are properly held by Seller for such payment, and all such withholdings, collections or other payments due in connection therewith as of the Closing Date will be so withheld, collected, paid over or held for payment as of the date of this Agreement and the Closing.
               11.1.6 Broker’s and Finder’s Fee. Except for Cain Brothers & Company, LLC, who have been engaged by, and will be paid by, Seller, Seller has not incurred any liability to any person, corporation or other entity for any finder’s fee or broker’s fee or any obligation of any kind whatsoever in connection with the transactions contemplated by this Agreement.
               11.1.7 Title to Assets.
                    (a) Except as disclosed on Exhibit 11.1.7, Seller has good and marketable title to the Assets. None of the Assets is subject to any lien, pledge, claim, restriction, mortgage, security interest, charge or other encumbrance or defect of title of any nature.
                    (b) To the knowledge of Seller, all leases, licenses, permits and authorizations in any manner related to the Business or the Assets and all other instruments, documents and agreements pursuant to which Seller has obtained the right to use in the Business any real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not under any of such leases, licenses, permits, authorizations, instruments, documents or agreements any existing material breach or default, nor has there occurred any event which (with or without the giving of notice or lapse of time, or both) would constitute a material breach or default, or that in either case could give rise to any material liability on the part of Seller.
                    (c) Seller has the unrestricted right to grant, sell, convey, assign, transfer and deliver the Assets as herein provided.

                    (d) No person or entity other than Seller owns any equipment or other tangible assets or properties used by Seller in the Business, except as described on Exhibit 11.1.7.
                    (e) There are no oral or written agreements, options, commitments or rights with, to or in any third person to acquire any of the Assets or any interest therein, except for (i) those agreements effecting the transactions contemplated by this Agreement and (ii) those agreements entered into in the ordinary course of business consistent with past practice for the sale of the products and services of the Business.
                    (f) No personal property used by Seller in the Business is leased from any other person, except for the property leased pursuant to the written lease agreements described in Exhibit 11.1.7 hereto.
                    (g) Seller has no knowledge of any defective condition, structural or otherwise, in the buildings or other improvements on the leased premises. To Seller’s knowledge, the heating and air conditioning, plumbing, electrical and drainage systems, at or serving the leased premises are in working order.
               11.1.8 Property, Equipment and Operations.
                    (a) Exhibits 1.1(i) and 1.1(ii) set forth accurate lists of all Tangible Assets owned by Seller. Exhibit 1.1(vi) sets forth an accurate list of the lease, licenses and other contracts to which Seller is a party or is otherwise bound which relate to the foregoing.
                    (b) The equipment and all other tangible Assets are in satisfactory condition for the purposes intended, have been regularly maintained, subject to normal wear and tear, are inspected and retested as required, and are satisfactory to conduct the Business as it is presently conducted and conform in all material respects to applicable laws, ordinances, codes, rules and regulations relating to their construction, use, operation and maintenance, including without limitation those relating to zoning, use, occupancy, the environment, health and safety.
                    (c) Seller has not received any notice from any governmental or other public or safety authority of any uncorrected condition or unpaid assessment, charge or fine relating to the Assets or the conduct of the Business, including without limitation any notice of violation of housing, building, license and inspection, fire, labor, safety, health, environmental or other laws, ordinances, codes, orders, rules and regulations or any notice of any pending or contemplated condemnation or change in zoning.
                    (d) Seller owns no real property.
                    (e) The Inventory included in the Purchased Assets has been acquired in the ordinary course of Seller’s business and is of a quality and quantity usable and/or saleable in the ordinary course of business of Seller without unusual discount from Seller’s normal pricing sheet and is suitable for the use in business.

               11.1.9 Insurance . Seller has maintained and now maintains (a) insurance on all its assets and businesses of a type customarily insured, covering property damage and loss of income by fire or other casualty, and (b) adequate insurance protection against all liabilities, claims, and risks against which it is customary to insure. Selling Parties are not in default with respect to payment of premiums on any such policy. No claim is pending under any such policy.
               11.1.10 Contracts.
                    (a) Exhibit 11.1.10 sets forth complete and accurate lists or descriptions of all “employee benefits plans” as defined in section 3(3) of ERISA and any other plan, program or practice providing compensation or other benefits to employees of Seller which are now or have been maintained by Seller, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, medical, disability, share purchase or other plans or policies for the benefits of any employee of Seller. Exhibit 11.1.10 sets forth all consents or approvals required under any contracts that are necessary for Seller to consummate this Agreement to avoid a default under such contracts.
                    (b) Except as listed in Exhibit 11.1.10, Seller is not a party to, and the Assets are not bound by, any:
                    (i) Contract with any present or former employee or consultant;
                    (ii) Contract for the future purchase of, or payment for, supplies or products;
                    (iii) Contract to sell or supply products or to perform services;
                    (iv) Representative or sales agency contract;
                    (v) Contract limiting or restraining it from engaging or competing in any lines or business with any person, firm, corporation or other entity;
                    (vi) License, franchise, distributorship or other agreement, including those which relate in whole or in part to any ideas, technical assistance or other know-how of or used by Seller; or
                    (vii) Material contract not otherwise disclosed herein.
                    (c) All of the contracts to which Seller is party or by which it or any of the Assets is bound or affected are valid, binding and enforceable in accordance with their terms. Seller has fulfilled, or taken all action necessary to enable it to fulfill when due, all of its obligations under each of such contracts. Except as may be disclosed on Exhibit 11.1.10, all parties to such contracts have complied in all material respects with the provisions thereof, no party is in default thereunder and no notice of any claim of default has been given to Seller. There are no provisions of, or developments materially affecting, any such contract which might prevent Seller from realizing the benefits thereof whether before or after the Closing.

               11.1.11 Compliance with Law, Governmental and Industrial Approvals.
                    (a) To Seller’s knowledge, Seller has complied with, and has no liability under, all material federal, state, local and foreign laws (including Environmental Laws, as defined below), rules, regulations, ordinances, orders, judgments and decrees now or heretofore applicable to the Business and the Business assets, properties or operations. Seller has received no notice of any asserted or pending violation of any such laws, rules, regulations, ordinances, orders, judgments or decrees.
                    (b) As used in this Agreement, “Environmental Laws” shall include, without limitation, any and all federal, state, local and foreign laws and requirements relating to health and safety and pollution or protection of the environment, including laws and requirements relating to above ground and underground storage tanks, emissions, discharges, releases or threatened releases of stormwater, pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, groundwater, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.
               11.1.12 Employees. Attached hereto as Exhibit 11.1.12 is a list of all of Seller’s employees, including for each his or her salary, wages, or other compensations, including incentive compensation accrued vacation and other holiday pay, date of employment and position or title as of the date hereof. It is understood and agreed that Buyer is under no obligation to employ any of Seller’s present or former employees, but Seller agrees to exert its best efforts to assist Buyer in securing the employment of Seller’s employees whom Buyer wishes to employ. Seller’s employees are not represented by a union and no certification election is pending under the National Labor Relations Act for any of Seller’s employees and Seller has no notice, formal or informal, of the likelihood of there being such an election in the future.
               11.1.13 No Violation. The execution, delivery and performance of this Agreement, and all other agreements and instruments required in connection herewith, by or on behalf of the Selling Parties and the consummation of the transactions herein or therein contemplated have not and will not (with or without the giving of notice or the lapse of time, or both) conflict with or violate (a) any law, rule or regulation which is applicable to any of the Selling Parties, (b) any judgment, order, writ, injunction or decree of any court, arbitrator or governmental, regulatory or administrative official, body or authority or (c) the operating agreement of Seller; nor will such execution, delivery or performance violate, conflict with or result (with or without the giving of notice or the lapse of time, or both) in the breach of or give rise to the liability of the Selling Parties under any term, condition or provision of, or require the consent of any other party to, any contract or any other indenture, contract, commitment, lease, trust, agreement, license, permit, authorization or other instrument or understanding, oral or written, to or by which any of the Selling Parties is a party or otherwise bound or by which the assets or properties of any of the Selling Parties may be bound, or give any party the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of any of the Selling Parties under any of the foregoing which is to be assumed by Buyer hereunder, or constitute a default thereunder or result in the creation or imposition of any lien, charge, encumbrance or security interest of any nature whatsoever upon any of the assets or properties of any of the Selling Parties.
               11.1.14 Litigation. Except as disclosed on Exhibit 11.1.14, there is no litigation, arbitration, investigation or other proceeding pending, or, to the knowledge of Seller, threatened by or before any court, arbitrator or governmental, regulatory or administrative official, body or authority against or affecting Seller, the Business, any of Seller’s employees or agents with respect to their activities as employees or agents of Seller, or which would interfere with the transactions contemplated by this Agreement or with the Business. Seller and ProxyMed are not in violation of the provisions of any judgment, order, writ, injunction or decree of any court, arbitrator or governmental, regulatory or administrative official, body or authority.
               11.1.15 Creditors. To the best of Seller’s and ProxyMed’s knowledge, information, and belief, the initial creditor list (attached hereto as Exhibit 1.3) is a full and complete listing of all of Seller’s creditors (including taxing authorities) and the amounts owing or claimed to be owing, and also the names of all persons, entities and taxing authorities who are known to them hold or assert claims against them. The proceeds of this sale will be sufficient and will be used to pay all of Seller’s debts and liabilities as such debts and liabilities become due, including, but not limited to, all withholding, social security, unemployment insurance, sales and other taxes, as well as, to the extent necessary to deliver clear title, all debts to customers, employees, suppliers and concessionaires except for those payables and other liabilities that are being assigned to or assumed by Buyer pursuant to this Agreement.
               11.1.16 Accounts Receivable. Exhibit 1.1(viii) attached hereto constitutes a full and complete list of Seller’s accounts receivable as of the date hereof, showing the aging of the receivables.
               11.1.17 Intellectual Property.
                    (a) Seller owns or has licensed all Intellectual Property necessary for the operation of the Business as presently conducted. Each item of Intellectual Property owned or used by Seller with respect to the Business immediately prior to the Closing hereunder will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. Seller has taken all necessary action to maintain and protect each item of Intellectual Property with respect to the Business that it owns or uses. As a material inducement to Buyer to enter into this Agreement and with the intention of causing Buyer to rely thereon, Seller hereby makes the following representations and warranties:
                    (b) To the knowledge of Seller, Seller, in its operation of the Business, has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of Seller’s directors and officers (and employees with responsibility for Intellectual Property matters) of Seller has ever received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Seller must license or refrain from using any Intellectual Property rights of any third party). To the knowledge of

Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any of Seller.
                    (c) Exhibit 1.1(iii) identifies each patent or trademark registration which has been issued to Seller with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which Seller has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which Seller has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Seller has delivered to Buyer correct and complete copies of all such patents, trademark registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to Buyer correct and complete copies of all such other written documentation evidencing ownership and prosecution (if applicable) of each such item. Exhibit 1.1(iii) also identifies each trade name or unregistered trademark used by Seller in connection with the Business. With respect to each item of Intellectual Property required to be identified in Exhibit 1.1(iii):
                    (i) Seller possesses all right, title and interest in and to such item, free and clear of any security interest, license or other restriction;
                    (ii) such item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;
                    (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending to the knowledge of Seller or is threatened which challenges the legality, validity, enforceability, use, or ownership of such item; and
                    (iv) Seller has not ever agreed to indemnify any person for or against any interference, infringement, misappropriation or other conflict with respect to such item.
                    (d) “Intellectual Property” means with respect to the Business (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (iv) all trade secrets and confidential business information (including ideas, research and development, know-how formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (v) all computer software (including data and related documentation), (vi) all other proprietary rights and (vii) all copies and tangible embodiments thereof (in whatever form or medium).

               11.1.18 Completeness of Disclosure. No representation or warranty made by Seller or ProxyMed in this Agreement and no statement made in any certificate, financial statement, exhibit or schedule furnished in connection with the transactions contemplated hereby is materially false or misleading or omits to state any fact necessary to make any representation or statement not misleading in any way relating to the Business.
          11.2 Representation and Warranties of Buyer. As a material inducement to Seller to enter into this Agreement and with the intention of causing Seller to rely thereon, Buyer hereby makes the following representations and warranties:
               11.2.19 Power; Authorization; Enforceable Obligations. Buyer has the full power, authority and legal right to execute, deliver and perform the Transaction Agreements. The execution, delivery and performance of the Transaction Agreements by Buyer have been authorized by all necessary company action. This Agreement has been, and the other Transaction Agreements and the instruments of assumption executed and delivered on behalf of Buyer at the Closing will be, duly executed and delivered by a duly authorized member of Buyer and this Agreement constitutes, the other Transaction Agreements and such instruments when executed and delivered will constitute, legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. No consent of any third party is required for Buyer to enter into the Transaction Agreements or to consummate the transactions contemplated hereby and thereby.
               11.2.20 Organization; Existence and Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.
               11.2.21 No Violation. The execution, delivery and performance of this Agreement, and all other agreements and instruments required in connection herewith, by or on behalf of Buyer, and the consummation of the transactions herein or therein contemplated have not and will not (with or without the giving of notice or the lapse of time, or both) conflict with or violate (a) any law, rule or regulation which is applicable to Buyer, (b) any judgment, order, writ, injunction or decree of any court, arbitrator or governmental, regulatory or administrative official, body or authority, or (c) the articles or bylaws of Buyer.
               11.2.22 Litigation . There are no material actions, suits, proceedings or investigations of any kind pending or, to the knowledge of its responsible officers, threatened against Buyer relating to any of the transactions contemplated by this Agreement before any court, tribunal or administrative agency or board which, if adversely determined, might in each case or in the aggregate materially and adversely affect the ability of Buyer to consummate the transactions contemplated hereby.
               11.2.23 Broker’s or Finder’s Fee. Buyer has incurred no liability to any person, firm, corporation or entity for any finder’s or broker’s fee or any obligation whatsoever in connection with the transactions contemplated by this Agreement.
               11.2.24 No Default. The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereunder, subject to the terms of this Agreement, shall not result in a violation or breach (with or without the giving of notice or the lapse of time or both) of any agreement or other instrument or understanding, oral or written, to which Buyer is a party or by which any of its property is subject or by which it is bound.
     12. Indemnification.
          12.1 Indemnification, General.
               12.1.1 Subject to all the provisions of this Section 12, Seller and ProxyMed jointly and severally hereby agree to reimburse, indemnify, defend, save and hold harmless Buyer and each officer, director, shareholder, member, manager and any other affiliate of Buyer (each a “Buyer Indemnified Person”) from and against any and all claims, demands, damages, liabilities, losses, costs, expenses, assessments, settlement payments and judgments of any nature whatsoever (including without limitation reasonable attorneys’ fees and other costs and expenses incident to any claim, suit, action or proceeding) (“Claims”) suffered, sustained, incurred or required to be paid by such Buyer Indemnified Person because of or that result from, relate to or arise out of (i) the breach of or the failure to fulfill any representation, warranty, covenant or agreement made by Seller in or incorporated into this Agreement (including without limitation the breach of any of the representations and warranties set forth in Section 12, the failure to fulfill any of the covenants set forth in Section 10, and the failure to fulfill any obligation pertaining to any agreement executed and delivered by the Selling Parties in connection herewith) or (ii) any liability or obligation of the Selling Parties or any liability or obligation arising out of events occurring prior to the Closing Date, or (iii) Environmental Laws (as defined in Section 11.1.11) or (iv) any employee benefit plan of Seller or (v) the failure to comply with any bulk sales law in connection with the transactions contemplated by this Agreement.
               12.1.2 Subject to all the provisions of this Section 12, Buyer and ET Sec jointly and severally hereby agree to reimburse, indemnify, defend, save and hold harmless each Selling Party and each officer, director, shareholder, member, manager, and any other affiliate of a Selling Party (each a “Seller Indemnified Person”) from and against any and all claims, demands, damages, liabilities, losses, costs, expenses, assessments, settlement payments and judgments of any nature whatsoever (including without limitation reasonable attorneys’ fees and other costs and expenses incident to any claim, suit, action or proceeding) suffered, sustained, incurred or required to be paid by such Seller Indemnified Person because of or that result from, relate to or arise out of (i) the breach of or the failure to fulfill any representation, warranty, covenant or agreement made by Buyer in or incorporated into this Agreement (including without limitation the breach of any of the representations and warranties set forth in Section 11, the failure to fulfill any of the covenants set forth in Section 10 and the failure to fulfill any obligation pertaining to any agreement executed and delivered by the Buying Parties in connection herewith) or (ii) any liability or obligation arising out of events occurring after the Closing Date.
          12.2 Survival of Representations and Warranties and Indemnification Obligation. The representations, warranties, covenants and agreements of the Parties herein set forth shall survive the Closing. Any claim for indemnification for any breach of warranty or on any other grounds must be presented no later than one year after the Closing.

          12.3 Claims.
               12.3.1 Should any claim be made, or suit or proceeding (including, without limitation, an audit by any taxing authority) be instituted against any Buyer Indemnified Person or Seller Indemnified Person (an “Indemnified Person”) which, if valid or prosecuted successfully, would be a matter for which an Indemnified Person is entitled to indemnification under this Agreement (a “Claim”), the Indemnified Person shall notify the indemnifying party in writing concerning the same promptly after the assertion or commencement thereof, as provided in Section 12.4. The Indemnified Person shall in the first instance file in a timely manner any answer or pleading with respect to a suit or proceeding if such action is necessary to avoid default or other adverse results. The indemnifying party shall control the defense of any Claim, shall engage counsel reasonably acceptable to the Indemnified Person, and shall use its best efforts to defeat or minimize any loss resulting from such Claim. The Indemnified Person shall provide the indemnifying party with such information and opportunity for consultation as may reasonably be requested by the indemnifying party and it shall be entitled, at its own expense, to participate in the defense of a Claim and to engage counsel for such purpose.
               12.3.2 No settlement of a Claim involving liability of an indemnifying party under this Section 12 shall be made without prior written consent thereto by or on behalf of such party, which consent shall not be unreasonably withheld or delayed and which consent will be final and binding on all involved parties.
          12.4 Request for Indemnification. In the event that at any time or from time to time an Indemnified Person determines that it is entitled to indemnification under this Section 12, the Indemnified Person shall give written notice to the indemnifying party specifying in reasonable detail to the extent then known the basis on which indemnification is sought, the amount of the actual or potential loss, damage or expense and requesting indemnification. Upon receipt of any request for indemnification (whether or not involving a Claim), the indemnifying party may object thereto by delivering written notice of such objection to the Indemnified Person specifying in reasonable detail the basis on which such objection is made, and delivered within 30 days after receipt of the request for indemnification. Failure on the part of the indemnifying party so to object to any request for indemnification shall constitute acceptance by the indemnifying party of such request.
          12.5 Payment by Indemnifying Party. The indemnifying party shall pay promptly any amounts which it is obligated to pay pursuant to this Section 12, upon acceptance or determination of such obligation and from time to time as any such obligations become, to any extent, liquidated as to amount.
     13. Miscellaneous.
          13.1 Entire Agreement. This Agreement constitutes the entire understanding and agreement by and among the parties with respect to the subject matter hereof and the transactions contemplated hereby, superseding all prior writings, discussions and understandings between the parties with respect thereto, and may be terminated, discharged or modified only by a writing executed by all of the parties hereto. No party shall be deemed to have waived any of its rights hereunder unless the same shall be accompanied by a writing specifically stating the subject of such waiver which writing shall be properly executed by one or more authorized representatives of the waiving party.
          13.2 Benefit and Obligations. This Agreement shall be binding upon and inure to the benefit of Buyer and Seller, their successors and assigns, and shall be binding upon and inure to the benefit of Seller’s Stockholders and their heirs and assigns.
          13.3 Governing Law. The validity, construction and performance of this Agreement shall be governed by the law applicable to contracts made and wholly performed within the State of Delaware, without giving effect to the principles of conflicts of law.
          13.4 Counterparts. This Agreement may be executed in several counterparts, as long as each party to this Agreement executes at least one such counterpart. Each of such counterparts shall be an original but all of the counterparts, when taken together, shall constitute one and the same instrument and shall become effective when each party hereto has executed at least one such counterpart.
          13.5 Survival . The terms and conditions of this Agreement and the documents related thereto and the obligations of the parties hereunder and thereunder, shall, except as expressly limited herein or therein, survive the execution and delivery of this Agreement and the closing thereunder.
          13.6 Waiver. The waiver by any party of any of the terms and/or conditions hereof and/or of any breach of any provision of this Agreement shall not operate or be construed as a waiver by any party of any other breach or of any subsequent breach.
          13.7 Further Instruments. The parties shall execute and deliver or cause to be executed and delivered to each other such further instruments, documents, conveyances and things and take such other action as may be reasonably required or appropriate to more effectively carry out the terms, provisions and purposes of this Agreement.
          13.8 Payments and Notices. Any payments or notices which pursuant to the terms of this Agreement shall be due on a Saturday, Sunday or federal government holiday shall be considered timely if given or made on the next succeeding business day. All payments shall be deemed to be made and notices given when either hand delivered against receipt, or mailed by certified mail, return receipt requested and postage prepaid to the appropriate address indicated below or to such other address as a party shall designate for itself from time to time by notice to the other parties.

To Buyer at:	15000 Commerce Parkway
Mount Laurel, NJ 08054

To Seller or ProxyMed at:	1901 East Alton Avenue, Suite 100
Santa Ana, CA 92705
          13.9 Costs and Attorneys’ Fees. In the event of a breach by any party to this Agreement, the costs, including all court costs, arbitration costs, deposition expenses, reasonable attorneys’ fees and other expenses incurred in enforcing this Agreement and the obligations of the other parties hereto (the “Costs of Enforcement”) shall be included in the calculation of the damages caused by said breach and, if any party files an action to enforce this Agreement or any provisions contained herein, the prevailing party in such action shall be entitled to recover its Costs of Enforcement, in addition to all other remedies or damages.
          13.10 Publicity. It is acknowledged and agreed that the respective parties pursuant to applicable laws or rules of securities exchanges may be required to make public announcements or statements with respect to this Agreement and the transactions contemplated herein. Prior to making any public announcement or statement relating to the transactions contemplated herein, each party agrees to consult with the other party with respect to the detailed content of any such announcement or statement, and, further, to the greatest extent permitted under applicable law, take any comments made or views expressed by the other party into due and careful consideration when making any public announcement or statement.

     IN WITNESS WHEREOF, the parties have caused this Agreement (including all Exhibits) to be duly executed on the date hereof.

ATTEST:			ET Labs, Inc.

/s/ Nancy Leo	,	Secretary	By:	/s/ Susan Lutz

Susan Lutz, President

ATTEST:			ETSec., Inc.

/s/ Nancy Leo	,	Secretary	By:	/s/ Susan Lutz

Susan Lutz, President

ATTEST:			ProxyMed Lab Services, LLC

/s/ Peter E. Fleming, III	,	Secretary	By: ProxyMed, Inc., its sole member

By:	/s/ Peter E. Fleming, III
Peter E. Fleming, III,
Interim Chief Executive Officer

ATTEST:			ProxyMed, Inc.

/s/ Peter E. Fleming, III	,	Secretary	By:	/s/ Peter E. Fleming, III

Peter E. Fleming, III,
Interim Chief Executive Officer